Exhibit 99.1
Mymetics Corporation’s Board of Directors announces the Appointment of Jacques-François Martin as President and CEO
This appointment brings a wealth of experience in the pharmaceutical, biological and life sciences industries to Mymetics as well as adding strength and depth to the company’s management.
NYON, Switzerland, June 22, 2009 – Mymetics (www.mymetics.com) Corporation (OTCBB: MYMX), today announced that its Board of Directors has named Jacques-François Martin as Chairman of the Board, President and CEO, effective July 1, 2009, replacing Christian Rochet who remains as a non executive Director.
“I am impressed with the quality of the science developed by Mymetics and look forward to leveraging the company’s diverse technologies” stated Jacques-Francois Martin. “We will continue to develop our science and build on the existing pre-clinical and clinical trials in the areas of developing an AIDS vaccine, an enhanced Malaria vaccine and other virosome-based vaccines.”
Christian Rochet stated: “Jacques-Francois Martin has served as a consultant for Mymetics in the last few years and I previously had asked him to be a member of our Board of Directors. We have always valued our relationship with him. He has substantial experience in assisting companies with the commercial development of vaccines and has numerous contacts in the vaccine industry with organizations that provide financing to vaccine companies or can partner with companies like Mymetics. We are delighted to have him join Mymetics as it meets the challenges of its next stage of growth.”
Jacques-François Martin previously served as CEO of a predecessor company to Sanofi-Pasteur, Pasteur-Mérieux, where he successfully negotiated with the Government of Canada to acquire Connaught Laboratories.
Jacques-Francois Martin also has held leadership positions with not-for-profit organizations dedicated to the development of vaccines to eradicate disease in both developed nations and third world countries. Jacques-François Martin was President of The Vaccine Fund, directing the Fund’s efforts to provide lifesaving vaccines and other immunization support programs to low-income countries, a member of the board of the Global Alliance for Vaccines and Immunization Working Group (GAVI) and a past founding member of the Strategic Advisory Council of the Bill & Melinda Gates Children’s Vaccine Program. This program has since developed to form part of the Gates Foundation. Further, he was a board member from November 1997 to June 2003 of the Board of the International AIDS Vaccine Initiative (IAVI).
Jacques-Francois Martin has also assisted organizations that conduct medical research and have an interest in vaccine development. Mr. Martin has served as the Chairman of the Biologicals Committee of the International Federation of Pharmaceutical Manufacturers Associations as well as a member of the Scientific Advisory Group of Experts (SAGE) of the World Health Organization (WHO). In addition he was a member of the Board of the Institut National de la Santé et de la Recherche Médicale – INSERM, the French National Institute of Health, and also served as Chief Executive Officer of the Fondation Jean Dausset – Centre d’Etudes du Polymorphisme Humain, a private foundation dedicated to genomics research.
Jacques-Francois Martin has served for many years as a consultant to established and start-up life science companies. He provided consulting services to Chiron, a business of Novartis Vaccines and Diagnostics. He also launched Pelias AG, with Intercell and Chiron, a company dedicated to develop vaccines against nosocomial diseases. Pelias was subsequently acquired by Intercell.
Mr. Martin holds an MBA from the Ecole des Hautes Etudes Commerciales, is a member of the French Academy of Technologies and an officer in the French Order of Merit.
About Mymetics
In February 2009 Mymetics announced the success of its pre-clinical HIV/AIDS viral challenge prompting the relevant European authorities to authorize the commencement of the Phase I Human Clinical Trials within sixteen days from the initial filing of the application. The proven success of Mymetics’ vaccine in primates could not have been more compelling: the vaccinated group remained resistant to the virus or at a non detectable level, whereas the non-vaccinated group were completely infected. Phase I Human Clinical Trials were initiated in Q4 2008.
Mymetics Malaria vaccine has completed a first round of Human Clinical trial Phases I and II on adults in Switzerland and in the U.K., for testing of the two-antigen formulation. A Phase 1b clinical trial has been launched in Tanzania to extend the protocol to children and teenagers in a naturally endemic area with results expected in Q3/Q4 2009. A new cycle of Phase I and II Clinical trials with all four antigens is scheduled thereafter in Q4/Q1 2010.
Contact

Dr. Sylvain Fleury Chief Scientific Officer Mymetics Corp. Tel: +41 62 692 57 75 Mobile: +41 76 560 85 60	Anthony Jessop Senior Vice President Mymetics Corp. Tel: North America 1 303 800 6606 anthony.jessop@mymetics.com
sylvain.fleury@mymetics.ch
Mr. Ernest Luebke
Chief Financial Officer Mymetics Corp.
Tel: +41 22 363 1310
Mobile: +41 79 409 1020
ernest.luebke@mymetics.ch
Safe Harbor Forward-Looking Statements Statements contained in this release that are not strictly historical are “forward-looking statements”. Such forward-looking statements are sometimes identified by words such as “intends”, “anticipates”, “believes”, “expects” and “hopes”. The forward-looking statements are made based on information available as of the date hereof, and the Company assumes no obligation to update such forward-looking statements.

Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from those in these forward-looking statements. Such risks and uncertainties include but are not limited to demand for the Company’s products and services, our ability to continue to develop markets, general economic conditions, our ability to secure additional financing for the Company and other factors that may be more fully described in reports to shareholders and periodic filings with the Securities and Exchange Commission.